File Nos. 2-92584 & 811-4083

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-1A

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933[ X ]

                     Pre-Effective Amendment No. _______ [ ]

                        Post-Effective Amendment No. [ ]

             REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT
                                  OF 1940 [ X ]

                             Amendment No. 25 [ X ]

                               AQUILA EQUITY FUND
                   formerly named Aquila Cascadia Equity Fund
                                originally named
                            Short Term Asset Reserves
               (Exact Name of Registrant as Specified in Charter)

                         380 Madison Avenue, Suite 2300
                            New York, New York 10017
                    (Address of Principal Executive Offices)

                                 (212) 697-6666
                         (Registrant's Telephone Number)

                                EDWARD M.W. HINES
                         Hollyer Brady Smith & Hines LLP
                          551 Fifth Avenue, 27th Floor
                            New York, New York 10176
                     (Name and Address of Agent for Service)


It is proposed that this filing will become effective (check appropriate box):
 ---
[__] immediately upon filing pursuant to paragraph (b)
[_ ] on (date) pursuant to paragraph (b)
[__] 60 days after filing pursuant to paragraph (a)(1)
[__] on (date)pursuant to paragraph (a)(1)
[__] 75 days after filing pursuant to paragraph (a)(2)
[__] on (date) pursuant to paragraph (a)(2) of Rule 485.
[__] This post-effective amendment designates a new effective date for a previous post-effective amendment.

                               Aquila Equity Fund
                         380 Madison Avenue, Suite 2300
                            New York, New York 10017
                            800-437-1020 212-697-6666


     The investment objectives and policies and general method of operations of the Fund had been those of an equity fund since it resumed operations in 1996. Since August, 2002, however, the Trust has had only nominal assets, has conducted no operations and has not offered its shares to the public. When it resumes operations, the Trust may choose to invest in other types of securities and if so the fundamental and management policies set forth herein will be changed by appropriate action of the Board of Trustees and shareholders and will be reflected in an appropriate amendment to its registration statement.


     The following material represents the Trust's responses to the applicable items of Form N1-A if it resumes operations as an equity fund. In Part A, responses to Items 1, 2, 3, 5 and 9 of Form N-1A have been omitted pursuant to Instruction B.2.(b) of Form N-1A.

 The Fund's Objective, Investment Strategies and Main Risks

"What is the Fund's objective?"

The Fund's investment objective, which is a fundamental policy of the Fund, is to purchase and hold securities for capital appreciation.

"What is the Fund's investment strategy?"


     The following is the Fund's former strategy. Because the Fund is currently inactive and has only nominal assets it does not pursue this strategy and holds only cash.


     We call the general area consisting of Oregon, Washington, Idaho, Utah, Nevada, Alaska and Hawaii the "Investment Region." The Fund seeks to achieve its objective by investing primarily in equity securities of companies ("Investment Region Companies") having a significant business presence in the Investment Region. These are companies (i) whose principal executive offices are located in the Investment Region, (ii) which have more than 50% of their assets located in the Investment Region or (iii) which derive more than 50% of their revenues or profits from the Investment Region. It is anticipated that under normal circumstances the Fund will invest at least 80%, and possibly up to 100%, of its assets in equity securities issued by such companies. In addition to common stocks, equity securities can include preferred stock and convertible fixed-income securities. In general, the Fund follows a "value" approach to investing.


     The Fund invests in companies varying widely in market capitalization, reflecting the different sizes of companies doing business in the Investment Region. Although the Fund may invest in large capitalization companies (companies with total market capitalization of $10 billion or more) it is anticipated that the companies represented in the Fund's portfolio will be primarily those having market capitalization of smaller to middle size (such as are included in the Russell 2000 Index, an index of small-capitalization companies, and the Russell Midcap Index, an index of medium capitalization companies, which are believed to offer the potential of capital appreciation due to their overall characteristics.


"What are the main risks of investing in the Fund?"

         Among the risks of investing in shares of the Fund and its portfolio of securities are the following:

         Loss of money is a risk of investing in the Fund.

     There are two types of risk generally associated with owning equity securities: market risk and financial risk. Market risk is the risk associated with the movement of the stock market in general. Financial risk is associated with the financial condition and profitability of the underlying company. Middle to smaller companies may experience different growth rates and higher failure rates than those of larger companies having longer operating histories.

     Middle to smaller companies are comparatively less well known and may have less trading in their shares than larger companies. The prices of securities of such companies may be more volatile than the prices of securities of issuers which are more mature and have larger capitalizations and whose securities are more actively traded.

     Because the Fund will invest most, and may invest all, of its assets in Investment Region Companies, it may have a less broad exposure to the general equity market and may experience greater volatility than funds without this investment policy. Furthermore, because the Fund's assets are subject to economic and other conditions affecting the various states which comprise the Investment Region, an economic down-turn in one or more of those states could adversely affect the Fund's performance.

         Investment in the Fund is not a deposit in any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

                         Investment of the Fund's Assets

"Is the Fund right for me?"

         The Fund's shares are designed to be a suitable investment for investors who seek capital appreciation, primarily through the common stocks or other equity securities of companies having a significant business presence in the Investment Region of the country.

"What is the Investment Region?"

         The general region of our country consisting of Oregon, Washington, Idaho, Utah, Nevada, Alaska and Hawaii.

"What are Investment Region Companies?"

         Companies of any size and in any industry with a significant business presence in the Investment Region are called Investment Region Companies. These are companies (i) whose principal executive offices are located in the Investment Region, (ii) which have more than 50% of their assets located in the Investment Region or (iii) which derive more than 50% of their revenues or profits from the Investment Region.

"What are equity securities?"

         The term "equity securities" means (i) common stocks and (ii) preferred stocks, bonds, debentures and notes convertible into common stocks. Under normal conditions, it is anticipated that the Fund will invest at least 80%, and possibly up to 100%, of its net assets in such securities. The Fund may also, to a limited extent, make certain other types of investments.

         A convertible security is a fixed-income security (a bond or preferred stock) which may be converted at a stated price within a specified period of time into a certain quantity of the common stock or other equity securities of the same or a different issuer.

How are the Fund's investments chosen?"


         The Fund currently holds only cash.


     When and if it resumes operations as an equity fund, the Fund will generally seek to invest in established, financially sound, well-managed Investment Region Companies whose securities it considers to be selling at reasonable prices relative to their growth rates and anticipated future values.

         In general, the Fund follows a "value" approach to investment selection; that is, emphasis will be placed upon selection of Investment Region Companies whose securities are selling at lower prices than comparable investments. Other securities may be selected whose issuers are believed to be experiencing better growth relative to comparable investments. The
Fund does not engage in active trading to achieve its investment objective.


         In unusual market conditions when the Fund believes a defensive posture for the Fund's investments is warranted, the Fund may temporarily invest a portion or all of its assets in high quality fixed-income securities such as U.S. government securities, corporate bonds or high grade short-term money-market securities, without geographic or percentage limitation. Only corporate securities rated "A" or better by a nationally recognized statistical rating organization will be purchased. Under these circumstances, the Fund may not achieve its investment objective.


"What are the risk factors and special considerations regarding investment in Investment Region Companies?"

         Companies with headquarters in the Investment Region or with a significant business presence in the Region may also have significant business interests, sales and assets outside of the Region and may thus be subject to other economic influences.

         In addition to considerations specifically affecting the Investment Region, other factors include the following.

         Since the practice of many growth-oriented companies in which the Fund will invest is to reinvest most or all of their earnings in the development of their business, the Fund does not expect to receive dividends enabling it to provide investors with any significant amount of current income. In addition, during at least the early fiscal years of the Fund, it is anticipated that all of such income will be applied to payment of Fund operating expenses so that none will be available for distribution to shareholders.

                                 Fund Management

"How is the Fund managed?"


     Aquila Investment Management LLC, 380 Madison Avenue, Suite 2300, New York, NY 10017, founder of the Fund, serves as Administrator only (the "Manager") for the Fund under an Advisory and Administration Agreement the investment advisory portions of which are no longer in effect.


     During the Fund's fiscal year ended December 31, 2003, the Fund accrued management fees at the annual rates of 1.50 of 1%, respectively, of its average annual net assets. Since July 3, 2002, all such fees have been waived, and the Manager reimburses the Fund's expenses.

Information about the Adviser


     The Fund's Manager is a wholly-owned subsidiary of Aquila Management Corporation ("AMC"), founder of each fund in the Aquilasm Group of Funds, which consists of tax-free municipal bond funds, money-market funds and an equity fund. As of March 31, 2004, these funds had aggregate assets of approximately $3.9 billion. AMC's address is the same as that of the Manager. AMC, which was founded in 1984, is controlled by Mr. Lacy B. Herrmann, directly, through two trusts and through share ownership by his wife.


                            Net Asset Value per Share

         The net asset value of the shares of each of the Fund's classes of shares is determined as of 4:00 p.m., New York time, on each day that the New York Stock Exchange is open (a "business day"), by dividing the value of the Fund's net assets (which means the value of the assets less liabilities) allocable to each class by the total number of shares of such class then outstanding at that time. In general, net asset value of the Fund's shares is based on market value, except that fixed-income securities maturing in 60 days or less are generally valued at amortized cost. The price at which a purchase or redemption of shares is effected is based on the net asset value next calculated after your purchase or redemption order is received in proper form. The New York Stock Exchange annually announces the days on which it will not be open. The most recent announcement indicates that it will not be open on the following days: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. However, the Exchange may close on days not included in that announcement.

     The following is for information only; shares are not currently being offered for sale to the public.

                                    Purchases


1. For Class A Shares and Class C Shares. (None are currently being offered or sold.)

"How much money do I need to invest?"

Option I

*        Initially, $1,000.


* Subsequently, any amount (for investments in shares of the same class).

Option II

*        $50 or more if an Automatic Investment Program is established.

*        Subsequently, any amount you specify of $50 or more.

* You are not permitted to maintain both an Automatic Investment Program and an Automatic Withdrawal Plan simultaneously.


Under either option your investment must be drawn in United States dollars on a United States commercial bank, savings bank or credit union or a United States branch of a foreign commercial bank (each of which is a "Financial Institution").

"How do I purchase shares?"

You may purchase the Fund's shares:

* through an investment broker or dealer, or a bank or financial intermediary that has a sales agreement with the Distributor, Aquila Distributors, Inc., in which case that institution will take action on your behalf, and you will not personally perform the steps indicated below; or

* directly through the Distributor, by mailing payment to the Fund's Agent, PFPC Inc.

* The price you will pay is net asset value plus a sales charge for Class A Shares and net asset value for Class C Shares. (See "What price will I pay for the Fund's shares?")

         All purchases of Class A Shares are subject to the applicable sales charge.

Opening an Account                Adding to an Account

* Make out a check for            * Make out a check for
the investment amount               the investment amount
payable to                          payable to
Aquila Equity Fund.                 Aquila Equity Fund.

* Complete a New Account          * Fill out the pre-printed
Application which is                stub attached
available with the Prospectus       to the Fund's
or upon request, indicating         confirmations
the features you wish to            or supply the name(s)
authorize.                          of account owner(s),
                                    the account number, and
                                    the name of the Fund.

Send your check and                 Send your check and
completed New Account               account information
Application to your                 to your dealer or
dealer or to the Fund's             to the Fund's
Agent, PFPC Inc.                    Agent, PFPC Inc.

         Unless you indicate otherwise, your investment will be made in Class A Shares.


"Can I transfer funds electronically?"

         You can have funds transferred electronically, in amounts of $50 or more, from your Financial Institution if it is a member of the Automated Clearing House. You may make investments through two electronic transfer features, "Automatic Investment" and "Telephone Investment."

* Automatic Investment: You can authorize a pre-determined amount to be regularly transferred from your account.

* Telephone Investment: You can make single investments of up to $50,000 by telephone instructions to the Agent.

         Before you can transfer funds electronically, the Fund's Agent must have your completed New Account Application authorizing these features. Or, if you initially decide not to choose these conveniences and then later wish to do so, you must complete a Ready Access Features Form which is available from the Distributor or Agent, or if your account is set up so that your broker or dealer makes these sorts of changes, request your broker or dealer to make them. The Fund may modify or terminate these investment methods or charge a service fee, upon 30 days' written notice to shareholders.

                            Redeeming Your Investment

         You may redeem some or all of your shares by a request to the Agent. Shares will be redeemed at the next net asset value determined after your request has been received in proper form.

         There is no minimum period for investment in the Fund, except for shares recently purchased by check or by Automatic or Telephone Investment as discussed below.

A redemption may result in a tax liability for you.

"How can I redeem my investment?"

                         By mail, send instructions to:


                                    PFPC Inc.
                          Attn: Aquilasm Group of Funds
                                760 Moore Road
                           King of Prussia, PA 19406-1212


                               By telephone, call:

                                  800-437-1000


                                  By FAX, send
                                  instructions to:


                                  610-312-5463



For liquidity and convenience, the Fund offers expedited redemption.

Expedited Redemption Methods
(Non-Certificate Shares Only)

         You may request expedited redemption for any shares not issued in certificate form in two ways:

     1. By Telephone. The Agent will take instructions from anyone by telephone to redeem shares and make payments:

         a) to a Financial Institution account you have previously specified or

         b) by check in the amount of $50,000 or less, mailed to the same name and address (which has been unchanged for the past 30 days) as the account from which you are redeeming. You may only redeem by check via telephone request once in any 7-day period.

         Telephoning the Agent

         Whenever you telephone the Agent, please be prepared to supply:

         account name(s) and number

         name of the caller

         the social security number registered to the account

         personal identification.


         Note: Check the accuracy of your confirmation statements immediately upon receipt. The Fund, the Agent, and the Distributor are not responsible for losses resulting from unauthorized telephone transactions if the Agent follows reasonable procedures designed to verify a caller's identity. The Agent may record calls.

     2. By FAX or Mail. You may request redemption payments to a predesignated Financial Institution account by a letter of instruction sent to the Agent: PFPC Inc., by FAX at 610-312-5463 or by mail to 760 Moore Road, King of Prussia, PA 19406-1212. The letter, signed by the registered shareholder(s) (no signature guarantee is required), must indicate:


         account name(s)

         account number

         amount to be redeemed

         any payment directions.

         To have redemption proceeds sent directly to a Financial Institution account, you must complete the Expedited Redemption section of the New Account Application or a Ready Access Features Form. You will be required to provide (1) details about your Financial Institution account, (2) signature guarantees and (3) possible additional documentation.

         The name(s) of the shareholder(s) on the Financial Institution account must be identical to those on the Fund's records of your account.

         You may change your designated Financial Institution account at any time by completing and returning a revised Ready Access Features Form.

Regular Redemption Method
(Certificate and Non-Certificate Shares)

Certificate Shares. Mail to the Fund's Agent: (1) blank (unsigned) certificates for Class A Shares to be redeemed, (2)redemption instructions and (3) a stock assignment form.

         To be in "proper form," items (2) and (3) above must be signed by the registered shareholder(s) exactly as the account is registered. For a joint account, both shareholder signatures are necessary.

         For your protection, mail certificates separately from signed redemption instructions. We recommend that certificates be sent by registered mail, return receipt requested.

         We may require additional documentation for certain types of shareholders such as corporations, partnerships, trustees or executors, or if redemption is requested by someone other than the shareholder of record. The Agent may require signature guarantees if insufficient documentation is on file.

         We do not require a signature guarantee for redemptions up to $50,000, payable to the record holder, and sent to the address of record, except as noted above. In all other cases, signatures must be guaranteed.

         Your signature may be guaranteed by any:

         member of a national securities exchange

         U.S. bank or trust company

         state-chartered savings bank

         federally chartered savings and loan association

         foreign bank having a U.S. correspondent bank; or

          participant in the Securities Transfer Association Medallion Program ("STAMP"), the Stock Exchanges Medallion Program ("SEMP") or the New York Stock Exchange, Inc. Medallion Signature Program ("MSP").

         A notary public is not an acceptable signature guarantor.

Non-Certificate Shares. You must use the Regular Redemption Method if you have not chosen Expedited Redemption to a predesignated Financial Institution account. To redeem by this method, send a letter of instruction to the Fund's Agent, which includes:

         account name(s)

         account number

          dollar amount or number of shares to be redeemed or a statement that all shares held in the account are to be redeemed payment instructions (we normally mail redemption proceeds to your address as registered with the Fund)

         signature(s) of the registered shareholder(s) and

         signature guarantee(s), if required, as indicated above.

"When will I receive the proceeds of my redemption?"

         Redemption proceeds are normally sent on the next business day following receipt of your redemption request in proper form. Except as described below, payments will normally be sent to your address of record within 7 days.

Redemption                 Method of Payment                  Charges

Under $1,000.              Check.                             None.

$1,000 or more.            Check, or wired or                 None.
                           transferred through the
                           Automated Clearing House
                           to your Financial
                           Institution account, if
                           you so requested on your
                           New Account Application
                           or Ready Access Features
                           Form.

Through a                  Check or wire, to your             None.
broker/dealer.             broker/dealer.                     However your
                                                              broker/dealer
                                                              may charge a
                                                              fee.

         Although the Fund does not currently intend to, it can charge up to $5.00 per wire redemption, after written notice to shareholders who have elected this redemption procedure. Upon 30 days' written notice to shareholders the Fund may modify or terminate the use of the Automated Clearing House to make redemption payments at any time or charge a service fee, although no such fee is presently contemplated. If any such changes are made, the Prospectus will be supplemented to reflect them.

         The Fund may delay payment for redemption of shares recently purchased by check (including certified, cashier's or official bank check) or by Automatic Investment or Telephone Investment up to 15 days after purchase; however, payment for redemption will not be delayed after (i) the check or transfer of funds has been honored, or (ii) the Agent receives satisfactory assurance that your Financial Institution will honor the check or transfer of funds. You can eliminate possible delays by paying for purchased shares with wired funds or Federal Reserve drafts.

         The Fund has the right to postpone payment or suspend redemption rights during certain periods. These periods may occur (i) when the New York Stock Exchange is closed for other than weekends and holidays, (ii) when the Securities and Exchange Commission (the "SEC") restricts trading on the New York Stock Exchange, (iii) when the SEC determines an emergency exists which causes disposal of, or determination of the value of, the portfolio securities to be unreasonable or impracticable, and (iv) during such other periods as the SEC may permit.

         The Fund can redeem your shares if their value totals less than $500 as a result of redemptions or failure to meet and maintain the minimum investment level under an Automatic Investment program. Before such a redemption is made, we will send you a notice giving you 60 days to make additional investments to bring your account up to the minimum.

         Redemption proceeds may be paid in whole or in part by distribution of the Fund's portfolio securities ("redemption in kind") in conformity with SEC rules. This method will only be used if the Board of Trustees determines that payments partially or wholly in cash would be detrimental to the best interests of the remaining shareholders.

"Are there any reinvestment privileges?"

         If you reinvest proceeds of redemption within 120 days of the redemption you will not have to pay any additional sales charge on the reinvestment. You must reinvest in the same class as the shares redeemed. You may exercise this privilege only once a year, unless otherwise approved by the Distributor.

         Reinvestment will not alter the tax consequences of your original redemption.


"Is there an Automatic Withdrawal Plan?"

         It is only available for Class A Shares. Under an Automatic Withdrawal Plan you can arrange to receive a monthly or quarterly check in a stated amount, not less than $50.

Systematic Payroll Investments

         You can make systematic investments into either Class A Shares or Class C Shares each pay period if your employer has established a Systematic Payroll Investment Plan with the Fund. To participate in the payroll plan, you must make your own arrangements with your employer's payroll department, which may include completing special forms. Additionally, the Fund requires that you complete the New Account Application available with this Prospectus. Once your New Account Application is received by the Fund and a new account is opened, under the payroll plan your employer will deduct a preauthorized amount from each payroll check. This amount will then be sent directly to the Fund for purchase of shares at the then current offering price, which includes any applicable sales charge. You will receive a confirmation from the Fund for each transaction. Should you wish to change the dollar amount or end future systematic payroll investments, you must notify your employer directly. Changes may take up to ten days.

"What price will I pay for the Fund's shares?"

Class A Shares Offering Price

Net asset value per share
plus the applicable sales charge

     You will receive that day's offering price on purchase orders, including Telephone Investments and investments by mail, received in proper form prior to 4:00 p.m. New York time. Otherwise, orders will be filled at the next determined offering price. Dealers are required to submit orders promptly. Purchase orders received on a non-business day, including those for Automatic Investment, will be executed on the next succeeding business day. The sale of shares will be suspended (1) during any period when net asset value determination is suspended or (2) when the Distributor judges it is in the Fund's best interest to do so.

"What are the sales charges for purchases of Class A Shares?"

The following table shows the amount of sales charge incurred by a "single purchaser" of Class A Shares. A "single purchaser" is:

*    an individual;

* an individual, together with his or her spouse, and/or any children under 21 years of age purchasing shares for their account;

* a trustee or other fiduciary purchasing shares for a single trust estate or fiduciary account; or

* a tax-exempt organization as detailed in Section 501(c)(3) or (13) of the Internal Revenue Code.

                           II                                  III
                           Sales Charge as Sales Charge as
                           Percentage of Approximate
         I                 Public                          Percentage of
Amount of Purchase         Offering Price                  Amount Invested

Less than $50,000          4.25%                              4.44%

$50,000 but less
than $100,000              4.00%                              4.17%

$100,000 but less
than $250,000              3.50%                              3.63%

$250,000 but less
than $500,000              2.50%                              2.56%

$500,000 but less
than $1,000,000            1.50%                              1.52%

For purchases of $1 million or more see "Sales Charges for Purchases of $1 Million or More."

For example:

If you pay $10,000  (Column I), your sales charge would be 4.25% or $425 (Column
II). ($10,000 x .0425 = $425)

The value of your account, after deducting the sales charge from your payment, would increase by $9,575. (This would be the initial value of your account if you opened it with the $10,000 purchase). ($10,000 - $425 = $9,575)

The sales charge as a percentage of the increase in the value of your account would be 4.44% (Column III).($425 / $9,575 = .044386 or 4.44%)

Sales Charges for Purchases of $1 Million or More

         You will not pay a sales charge at the time of purchase when you purchase "CDSC Class A Shares." CDSC Class A Shares are:

(i) Class A Shares issued in a single purchase of $1 million or more by a single purchaser; and

(ii) Class A Shares issued to a single purchaser in a single purchase when the value of the purchase, together with the value of the purchaser's other CDSC Class A Shares and Class A Shares on which a sales charge has been paid, equals or exceeds $1 million.

         Redemption of CDSC Class A Shares

         If you redeem all or part of your CDSC Class A Shares during the four years after you purchase them, you must pay a special contingent deferred sales charge upon redemption.

         You will pay 1% of the shares' redemption or purchase value, whichever is less, if you redeem within the first two years after purchase, and 0.50 of 1% of that value if you redeem within the third or fourth year.

         This special charge also applies to CDSC Class A Shares purchased without a sales charge pursuant to a Letter of Intent.

Reduced Sales Charges for Certain Purchases of Class A Shares

         Right of Accumulation

         "Single purchasers" may qualify for a reduced sales charge in accordance with the above schedule when making subsequent purchases of Class A Shares.

         Letters of Intent

         "Single purchasers" may also qualify for reduced sales charges, in accordance with the above schedule, after a written Letter of Intent (included in the New Account Application) is received by the Distributor.

         General

         Class A Shares may be purchased without a sales charge by certain classes of purchasers.

Certain Investment Companies

 If you redeem shares of an investment company (not a member of the Aquilasm Group of Funds) on which you have paid a sales charge, you can invest the proceeds within 120 days of the redemption in Class A Shares of the Fund without paying a sales charge. You can get additional information from the Distributor.

"What are the sales, service and distribution charges for Class C Shares?"

*    No sales charge at time of purchase.

* Annual fees for service and distribution at a combined annual rate of 1% of average annual net assets of the Fund represented by Class C Shares.

* After six years, Class C Shares automatically convert to Class A Shares, which bear lower service and distribution fees.

         Redemption of Class C Shares

* 1% charge if redeemed within the first 12 months after purchase. This contingent deferred sales charge, or CDSC, is calculated based on the lesser of the net asset value at the time of purchase or at the time of redemption.

* No CDSC applies if Class C Shares are held for 12 months after purchase.

* Shares acquired by reinvestment of dividends or distributions are not subject to any CDSC.

  "What about confirmations?"

         A statement will be mailed to you confirming each purchase of shares in the Fund. Additionally, your account at the Agent will be credited in full and fractional shares (rounded to the nearest 1/1000th of a share).

"Is there a Distribution Plan or a Services Plan?"


     The Fund does not currently have a Distribution Plan or a Services Plan.


                           Dividends and Distributions

"How are dividends and distributions determined?"


     The Fund distributes dividends from net investment income, if any, on an annual basis following the end of its fiscal year which is the calendar year. Because the Fund invests primarily in equity securities, distributions from the Fund, if any, will consist mostly of capital gains, which may be long- or short-term depending upon the length of time the Fund has held the securities it then sells. If the Fund has had net long-term capital gains or net short-term capital gains for the year, it distributes dividends on those items in December. Short-term capital gains include the gains from the disposition of securities held less than one year, the premiums from expired call options written by the Fund and net gains from closing transactions with respect to such options. If required by tax laws to avoid excise or other taxes, dividends and/or capital gains distributions may be made more frequently. Dividends and other distributions paid by the Fund with respect to each class of its shares are calculated at the same time and in the same manner. The per share dividends and distributions of Class C Shares will be lower than the per share dividends on the Class A Shares as a result of the higher service and distribution fees applicable to those shares. In addition, the dividends and distributions of each class can vary because each class will bear certain class-specific charges.


         Dividends and distributions will automatically be reinvested in full and fractional shares of the Fund of the same class at net asset value on the record date for the dividend or distribution, unless you elect otherwise.


         You may choose to have all or any part of your dividends or distributions paid in cash. You can elect to have the cash portion of your dividends or distributions deposited, without charge, by electronic funds transfers into your account at a financial institution, if it is a member of the Automated Clearing House.

         You can make any of these elections on the New Account Application, by a Ready Access Features Form or by a letter to the Agent. Your election to receive some or all of your dividends and distributions in cash will be effective as of the next payment of dividends after it has been received in proper form by the Agent. It will continue in effect until the Agent receives written notification of a change.


         The Fund reserves the right to change the dividend and distribution payment option on your account to "reinvest" if mail sent to the address on your account is returned by the post office as "undeliverable" and you have elected to have your account dividends and/or distributions paid in cash. In such event, the Fund would then purchase additional shares of the Fund with any dividend or distribution payments that are "undeliverable." In order to change the option back to "cash," you would need to send the Agent written instructions as described above.


         Whether your dividends and distributions are received in cash or reinvested, you will receive a quarterly statement indicating the current status of your investment account with the Fund.

         If you do not comply with laws requiring you to furnish taxpayer identification numbers and report dividends, the Fund may be required to impose backup withholding at a rate of 28% upon payment of redemptions to shareholders, and on capital gains distributions (if any).

                                 Tax Information

         Distributions from the Fund's net income and net short-term capital gains are taxed as ordinary income. If the Fund has net long-term capital gains which are greater than its net short-term capital losses, it will distribute the excess and such distribution will be taxed to you as long-term capital gains, regardless of how long you have held your shares.

         Distributions from the Fund, whether ordinary income or capital gain in nature, will be taxable to you whether you take them in cash or have them automatically reinvested in shares of the Fund. Distributions from the Fund are also subject to applicable state income taxes. Consult your tax adviser.

                                     Part B

                               Aquila Equity Fund
                          380 Madison Avenue Suite 2300
                               New York, NY 10017
                                  800-437-1020
                                  212-697-6666

This Part B is called the Statement of Additional Information (the "SAI").

The SAI should be read in conjunction with Part A of Aquila Equity Fund (the "Fund").

Financial Statements


         The financial statements for the Fund for the fiscal period ended December 31, 2003, which are contained in the Annual Report for that fiscal period, are hereby incorporated by reference into Part B. Those financial statements have been audited by KPMG LLP, independent auditors, whose report thereon is incorporated herein by reference. The Annual Report of the Fund can be obtained without charge by calling 800-437-1020 toll free.

                               Aquila Equity Fund

                       Statement of Additional Information

                                  Fund History


     The Fund is an open-end, diversified management investment company originally organized in 1982 under the name Short Term Asset Reserves, as a Massachusetts business trust. From that date until 1993 it operated as a money-market fund. In 1993 it ceased operations. In 1996, its name was changed to Aquila Cascadia Equity Fund. From 1996 to 2002 it operated as an equity fund. It ceased operations in August, 2002. In 2003 its name was changed to Aquila Equity Fund.


                         Investment Strategies and Risks

     The Fund is currently inactive and holds only cash. When and if it resumes operations as an equity fund the following will apply.


         The Fund's investment objective is capital appreciation. The Fund seeks to achieve this objective by investing primarily in equity securities of companies having a significant business presence in the general Investment Region of our country, consisting of Oregon, Washington, Idaho, Utah, Nevada, Alaska and Hawaii.

Convertible Securities

         The Fund may invest up to 25% of its assets in convertible securities, primarily of Investment Region Companies, if the Sub-Adviser believes there is potential of capital growth through the conversion option and greater investment income prior to conversion. Only convertible securities rated investment grade by a nationally recognized statistical rating organization will be purchased. In general, there are nine separate credit ratings ranging from the highest to the lowest quality standards for debt obligations. Obligations rated within the four highest ratings are considered "investment grade." Not more than 5% of the Fund's net assets may be invested in such securities having the lowest of the four investment grade ratings. Obligations rated in the fourth such credit rating are considered by the rating agencies to be of medium quality and thus may present investment risks not present in more highly rated obligations. Such bonds lack outstanding investment characteristics and may in fact have speculative characteristics as well; changes in economic conditions or other circumstances are more likely to lead to a weakened capacity to make principal and interest payments than is the case for higher grade bonds. See below for a description of these organizations and an explanation of their ratings.

         A convertible security is a fixed-income security (a bond or preferred stock) which may be converted at a stated price within a specified period of time into a certain quantity of the common stock of the same or a different issuer. Convertible securities are senior to common stocks in a corporation's capital structure, but are usually subordinated to similar nonconvertible securities. While providing a fixed income stream (generally higher in yield than the dividends received from a common stock but lower than that afforded by a similar nonconvertible security), a convertible security also affords the opportunity through its conversion feature to participate in the capital appreciation attendant upon a market price advance in the convertible security's underlying common stock.

         In general, the market value of a convertible security is at least the higher of its "investment value" (i.e., its value as a fixed-income security) or its "conversion value" (i.e., its value upon conversion into its underlying common stock). As a fixed-income security, a convertible security tends to increase in market value when interest rates decline and tends to decrease in value when interest rates rise. However, the price of a convertible security is also influenced by the market value of the security's underlying common stock. The price of a convertible security tends to increase as the market value of the underlying stock rises, whereas it tends to decrease as the market value of the underlying stock declines. While no securities investment is without some risk, investments in convertible securities generally entail less risk than investments in the common stock of the same issuer.

         There are two types of risk generally associated with owning fixed-income securities: interest rate risk and credit risk. Interest rate risk relates to fluctuations in market value arising from changes in interest rates. If interest rates rise, the value of fixed-income securities will normally decline and if interest rates fall, the value of fixed-income securities will normally increase. All fixed-income securities, including U.S. government securities, which are generally considered to be the most creditworthy of all fixed-income obligations, are subject to interest rate risk. Securities with longer maturities generally have a more pronounced reaction to interest rate changes than shorter-term securities. Other economic factors may also affect the value of fixed-income securities. Credit risk relates to the ability of the issuer to make periodic interest payments as scheduled and ultimately repay principal at maturity.

Warrants

         The Fund may also invest up to 5% of its net assets, as determined at time of purchase, in warrants of Investment Region Companies. Warrants entitle the holder to purchase a fixed number of shares of the common stock of the issuer at a fixed price during certain specified times. The value of the warrants from time to time depends upon the market evaluation of the likelihood that exercise of the warrants would be economically advantageous before they expire. The market price of warrants tends to be more volatile than that of the underlying common stock.

Lending of Portfolio Securities

         In order to generate additional income, the Fund may lend portfolio securities, up to 25% of the net assets, to broker-dealers, banks or other financial borrowers of securities. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower of the securities fail financially. However, the Fund will enter into loan arrangements only with broker-dealers, banks, or other institutions which the Sub-Adviser has determined are creditworthy under guidelines established by the Fund's Board of Trustees and will receive collateral in the form of cash or short-term U.S. Government securities equal at least to 100% of the value of the securities loaned. The value of the collateral and the securities loaned will be marked to market on a daily basis. During the time portfolio securities are on loan, the borrower pays the Fund an amount equivalent to any dividends or interest paid on the securities and the Fund may invest the cash collateral and earn additional income or receive an agreed upon amount of interest income from the borrower. However, the amounts received by the Fund may be reduced by any finders' fees paid to broker-dealers and any other related expenses.

Borrowings by the Fund

         The Fund can borrow money for temporary or emergency purposes from a bank. The Fund will not borrow amounts in excess of 10% of net assets and will not purchase securities if borrowings are equal to or greater than 5% of net assets. The Fund intends primarily to exercise such borrowing authority to meet any abnormal level of shareholder redemptions and under circumstances where redemptions exceed available cash.

Repurchase Agreements

         The Fund may purchase securities subject to repurchase agreements, provided that such securities consist entirely of U.S. Government securities or securities that, at the time the repurchase agreement is entered into, are rated in the highest rating category by at least one nationally recognized statistical rating organization. Repurchase agreements may be entered into only with commercial banks or broker-dealers. Subject to the control of the Board of Trustees, the Sub-Adviser will regularly review the financial strength of all parties to repurchase agreements with the Fund.

         Under a repurchase agreement, at the time the Fund purchases a security, the Fund also resells it to the seller and must deliver the security (or securities substituted for it) to the seller on an agreed-upon date in the future. (The securities so resold or substituted are referred to herein as the "Resold Securities.") The resale price is in excess of the purchase price in that it reflects an agreed-upon market interest rate effective for the period of time during which the Fund's money is invested in the Resold Securities. The majority of these transactions run from day to day, and the delivery pursuant to the resale typically will occur within one to five days of the purchase.

         Repurchase agreements can be considered as loans "collateralized" by the Resold Securities, such agreements being defined as "loans" in the Investment Company Act of 1940 (the "1940 Act"). The return on such "collateral" may be more or less than that from the repurchase agreement. The Resold Securities under any repurchase agreement will be marked to market every business day so that the value of the "collateral" is at least equal to the resale price provided in the agreement, including the accrued interest earned thereon, plus additional market value as is considered necessary to provide a margin of safety. During the term of the repurchase agreement, the Fund or its custodian either has actual physical possession of the Resold Securities or, in the case of a security registered in book entry system, the book entry is maintained in the name of the Fund or its custodian.

         The Fund retains an unqualified right to possess and sell the Resold Securities in the event of a default by the other party. However, in the event of bankruptcy or other default by the other party, there may be delays and expenses in liquidating the Resold Securities, decline in their value and loss of interest.

Shares of Investment Companies

         The Fund may purchase shares of money-market portfolios of investment companies other than those of the Aquilasm Group of Funds. The Fund will not purchase shares of an investment company which imposes a sales or redemption charge of any sort; however, an investment company in which the Fund invests may have a distribution plan under which it may pay for distribution expenses or services. Such investments will ordinarily be made to provide additional liquidity and at the same time to earn higher yields than are usually associated with the overnight or short-term obligations in which the Fund might otherwise invest for this purpose. While higher yields than those of alternative investments may be obtainable, these yields will reflect management fees and operating and distribution expenses of the investment companies and will result in duplication of management fees with respect to assets of the Fund so invested. The Fund may not invest in the shares of investment companies if immediately thereafter it has invested more than 10% of the value of its total assets in such companies or more than 5% of the value of its total assets in any one such company; it may not invest in such a company if immediately thereafter it owns more than 3% of the total outstanding voting stock of such a company.

Options Transactions

         The Fund may purchase put and purchase and write (i.e., sell) call options for hedging purposes or in order to generate additional income or for taking a position in a security deemed attractive by the Sub-Adviser. The Fund will purchase or write options only on equity securities that are traded on national securities exchanges or that are listed on NASDAQ. The Fund may purchase put and write call options only on equity securities which are held in the Fund's investment portfolio or to close out positions. Additionally, the Fund may purchase calls on securities which are not in the Fund's portfolio or to close out positions.

         The Fund will not (a) write call options if immediately after any such transaction, the aggregate value of the securities underlying the calls would exceed 20% of the Fund's net assets, or (b) purchase put or call options if, immediately after such purchases, the premiums paid for all such options owned at the time would exceed 5% of the Fund's net assets. The Fund will not write put options except to close out positions.

         While the Fund may engage in puts and calls to a limited extent, there are certain risks associated with this activity that are different than investing in the underlying securities directly. Option transactions involve risks and transaction costs which the Fund would not incur if it did not engage in option transactions. If the Sub-Adviser's predictions of movements in the direction of the securities markets are inaccurate, the adverse consequences to the Fund may leave the Fund in a worse position than if such strategies were not used. Risks inherent in the use of options include dependence upon the Sub-Adviser's ability to predict correctly movements in the direction of securities prices and the possible absence of a liquid secondary market for any particular instrument at any time.

Writing Covered Call Options

         The Fund may write (sell) "covered" call options and purchase options to close out options previously written by the Fund to generate additional income from option premiums. This premium income will serve to enhance the Fund's total return and will reduce the effect of any price decline of the security underlying the option. Covered call options will generally be written on securities which, in the opinion of the Sub-Adviser, are not expected to make any major price moves in the near future but which, over the long term, are deemed to be attractive investments for the Fund.

         A call option gives the holder (buyer) the right to purchase a security at a specified price (the exercise price) at any time prior to a certain date (the expiration date). So long as the obligation of the writer of a call option continues, he may be assigned an exercise notice by the broker-dealer through whom such option was sold, requiring him to deliver the underlying security against payment of the exercise price. This obligation terminates upon the expiration of the call option, or such earlier time at which the writer effects a closing purchase transaction by repurchasing the option which he previously sold. To secure his obligation to deliver the underlying security in the case of a call option, a writer is required to deposit in escrow the underlying security or other assets in accordance with the rules of the Options Clearing Corporation
(OCC) and of the Exchanges. The Fund will write only covered call options. This means that the Fund will only write a call option on a security which the Fund already owns. The Fund will not write call options on when-issued securities.

         Portfolio securities on which call options may be written will be purchased solely on the basis of investment considerations consistent with the Fund's investment objectives. The writing of covered call options is a conservative investment technique believed to involve relatively little risk (in contrast to the writing of naked or uncovered options, which the Fund will not
do), but capable of enhancing the Fund's total return. When writing a covered call option, the Fund, in return for the premium, gives up the opportunity for profit from a price increase in the underlying security above the exercise price, but conversely retains the risk of loss should the price of the security decline. Unlike one who owns securities not subject to an option, the Fund has no control over when it may be required to sell the underlying securities, since it may be assigned an exercise notice at any time prior to the expiration date of its obligation as a writer. If a call option which the Fund has written expires, the Fund will realize a gain in the amount of the premium; however, such gain may be offset by a decline in the market value of the underlying security during the option period. If the call option is exercised, the Fund will realize a gain or a loss from the sale of the underlying security. The security covering the call will be maintained in a segregated account. The Fund does not consider a security covered by a call to be "pledged" as that term is used in the Fund's policy which limits the pledging or mortgaging of its assets.

         The premium received is the market value of an option. The premium the Fund will receive from writing a call option will reflect, among other things, the current market price of the underlying security, the relationship of the exercise price to such market price, the historical price volatility of the underlying security, and the length of the option period. In determining whether a particular call option should be written on a particular security, the Sub-Adviser will consider the reasonableness of the anticipated premium and the likelihood that a liquid secondary market will exist for those options. The premium received by the Fund for writing covered call options will be recorded as a liability of the Fund. This liability will be adjusted daily to the option's current market value, which will be the latest sale price at the time at which the net asset value per share of the Fund is computed (close of the New York Stock Exchange), or, in the absence of such sale, the latest asked price. The option will be terminated upon expiration of the option, the purchase of an identical option in a closing transaction, or delivery of the underlying security upon the exercise of the option.

         Closing transactions will be effected in order to realize a profit on an outstanding call option, to prevent an underlying security from being called, or to permit the sale of the underlying security. Furthermore, effecting a closing transaction will permit the Fund to write another call option on the underlying security with either a different exercise price or expiration date or both. If the Fund desires to sell a particular security from its portfolio on which it has written a call option, or purchased a put option, it will seek to effect a closing transaction prior to, or concurrently with, the sale of the security. There is no assurance that the Fund will be able to effect such closing transactions at a favorable price. If the Fund cannot enter into such a transaction, it may be required to hold a security that it might otherwise have sold, in which case it would continue to be at market risk on the security. This could result in higher transaction costs, including brokerage commissions. The Fund will pay brokerage commissions in connection with the writing of options to close out previously written options. Such brokerage commissions are normally higher than those applicable to purchases and sales of portfolio securities.

         If the writer of an option wishes to terminate the obligation, he or she may effect a "closing purchase transaction." This is accomplished by buying an option of the same series as the option previously written. The effect of the purchase is that the writer's position will be canceled by the clearing corporation. However, a writer may not effect a closing purchase transaction after he or she has been notified of the exercise of an option. Similarly, an investor who is the holder of an option may liquidate his or her position by effecting a "closing sale transaction." This is accomplished by selling an option of the same series as the option previously purchased. There is no guarantee that either a closing purchase or a closing sale transaction can be effected. To secure the obligation to deliver the underlying security in the case of a call option, the writer of the option (whether an exchange-traded option or a NASDAQ option) is required to pledge for the benefit of the broker the underlying security or other assets in accordance with rules of the OCC, which is an institution created to interpose itself between buyers and sellers of options. Technically, the OCC assumes the other side of every purchase and sale transaction on an exchange and, by doing so, guarantees the transaction.

         Call options written by the Fund will normally have expiration dates of less than nine months from the date written. From time to time, the Fund may purchase an underlying security for delivery in accordance with an exercise notice of a call option assigned to it, rather than delivering such security from its portfolio. In such cases additional brokerage commissions will be incurred.

         The Fund will realize a profit or loss from a closing purchase transaction if the cost of the transaction is less or more than the premium received from the writing of the option. Because increases in the market price of a call option will generally reflect increases in the market price of the underlying security, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security owned by the Fund.

Federal Income Tax Treatment of Covered Call Options.

         Expiration of an option or entry into a closing purchase transaction will result in a capital gain. If the option is "in-the-money" (i.e., the option strike price is less than the market value of the security covering the option) at the time it was written, any gain or loss realized as a result of the closing purchase transaction will be long-term capital gain or loss, if the security covering the option was held for more than 12 months prior to the writing of the option. The holding period of the securities covering an "in-the-money" option will not include the period of time the option is outstanding. If the option is exercised, the Fund will realize a gain or loss from the sale of the security covering the call option, and in determining such gain or loss the premium will be included in the proceeds of the sale.

         If the Fund writes options other than "qualified covered call options," as defined in the Internal Revenue Code, any losses on such options transactions, to the extent they do not exceed the unrealized gains on the securities covering the options, may be subject to deferral until the securities covering the options have been sold. In addition, any options written against securities other than stocks will be considered to have been closed out at the end of the Fund's fiscal year and any gains or losses will be recognized for tax purposes at that time. Such gains or losses would be characterized as 60% long-term capital gain or loss and 40% short-term capital gain or loss.

Purchasing Put Options

         The Fund may purchase put options on an underlying security owned by the Fund. As the holder of a put option, the Fund has the right to sell the underlying security at the exercise price at any time during the option period. The Fund may enter into closing sale transactions with respect to such options, exercise them or permit them to expire. The Fund may purchase put options for defensive purposes in order to protect against an anticipated decline in the value of its securities. The example of such use of put options is provided below. The Fund will not purchase options for leverage purposes.

         The Fund may purchase a put option on an underlying security (a "protective put") owned by the Fund as a defensive technique in order to protect against an anticipated decline in the value of its security. Such hedge protection is provided only during the life of the put option when the Fund as the holder of the put option is able to sell the underlying security at the put exercise price regardless of any decline in the underlying security's market price. For example, a put option may be purchased in order to protect unrealized appreciation of a security where the Sub-Adviser deems it desirable to continue to hold the security because of tax considerations. The premium paid for the put option and any transaction costs would reduce any capital gain otherwise available for distribution when the security is eventually sold.

         The Fund will commit no more than 5% of its assets to premiums when purchasing put options. The premium paid by the Fund when purchasing a put option will be recorded as an asset of the Fund. This asset will be adjusted daily to the option's current market value, which will be the latest sale price at the time at which the net asset value per share of the Fund is computed (close of New York Stock Exchange), or, in the absence of such sale, the latest bid price. The option will be terminated upon expiration of the option, the selling (writing) of an identical option in a closing transaction, or the delivery of the underlying security upon the exercise of the option.

Writing Put Options

         The Fund will not write put options except to close out transactions as described above.

Purchasing Call Options

         The Fund may purchase call options. As the holder of a call option, the Fund has the right to purchase the underlying security at the exercise price at any time during the option period. The Fund may enter into closing sale transactions with respect to such options, exercise them or permit them to expire. The Fund may purchase call options for the purpose of increasing its current return or avoiding tax consequences which could reduce its current return. The Fund may also purchase call options in order to acquire the underlying securities. Examples of such uses of call options are provided below. The Fund will not purchase options for leverage purposes.

         Call options may be purchased by the Fund for the purpose of acquiring the underlying securities for its portfolio. Utilized in this fashion, the purchase of call options enables the Fund to fix its cost of acquiring the securities directly. This technique may also be useful to the Fund in purchasing a large block of stock that would be more difficult to acquire by direct market purchases. So long as it holds such a call option rather than the underlying security itself, the Fund is partially protected from any unexpected decline in the market price of the underlying security and in such event could allow the call option to expire, incurring a loss only to the extent of the premium paid for the option.

          The Fund will commit no more than 5% of its assets to premiums when purchasing call options. The Fund may also purchase call options on underlying securities it owns in order to protect unrealized gains on call options previously written by it. A call option would be purchased for this purpose where tax considerations make it inadvisable to realize such gains through a closing purchase transaction. Call options may also be purchased at times to avoid realizing losses that would result in a reduction of the Fund's current return. For example, where the Fund has written a call option on an underlying security having a current market value below the price at which such security was purchased by the Fund, an increase in the market price could result in the exercise of the call option written by the Fund and the realization of a loss on the underlying security with the same exercise price and expiration date as the option previously written.

Risks Associated with Options Transactions

         Option transactions involve risks and transaction costs which the Fund would not incur if it did not engage in option transactions. If the Sub-Adviser's predictions of movements in the direction of the securities markets are inaccurate, the adverse consequences to the Fund may leave the Fund in a worse position than if such strategies were not used. Risks inherent in the use of options include (i) dependence upon the Sub-Adviser's ability to predict correctly movements in the direction of securities prices; (ii) imperfect correlation between the price of options and the movements in the prices of securities being hedged; (iii) the fact that the skills needed to use these strategies are different from those needed to select portfolio securities; (iv) the possible absence of a liquid secondary market for any particular instrument at any time; (v) the possible need to defer closing out certain hedged positions to avoid adverse consequences and (vi) the possible inability of the Fund to purchase or sell portfolio securities at a time when it would otherwise be favorable to do so, or the possible need for the Fund to sell a portfolio security at a disadvantageous time, because of the requirement for the Fund to maintain "cover" or to segregate securities in connection with a hedging transaction.

Portfolio Turnover

         A portfolio turnover rate is, in general, the percentage computed by taking the lesser of purchases or sales of portfolio securities for a year and dividing it by the monthly average value of such securities during the year, excluding certain short term securities. Since the turnover rate of the Fund will be affected by a number of factors, the Fund is unable to predict what rate the Fund will have in any particular period or periods, although such rate is not expected to exceed 60%. The factors which may affect the rate include (i) the possible necessary sales of portfolio securities to meet redemptions; and
(ii) the possibility of purchasing or selling portfolio securities without regard to the length of time they have been held to attempt to take advantage of market opportunities and to avoid market declines. Short-term trading increases portfolio turnover and transaction costs.

                                  Fund Policies
Investment Restrictions

         The Fund has a number of policies concerning what it can and cannot do. Those that are called fundamental policies cannot be changed unless the holders of a "majority" (as defined in the 1940 Act) of the Fund's outstanding shares vote to change them. Under the 1940 Act, the vote of the holders of a "majority" of the Fund's outstanding shares means the vote of the holders of the lesser of
(a) 67% or more of the Fund's shares present at a meeting or represented by proxy if the holders of more than 50% of its shares are so present or represented; or (b) more than 50% of the Fund's outstanding shares. Those fundamental policies not set forth in the Prospectus are set forth below:

1. The Fund invests only in certain limited securities.

         The Fund cannot buy any securities other than those discussed under "Investment of the Fund's Assets" in the Prospectus and "Investment Strategies and Risks" in the SAI; therefore the Fund cannot buy any commodities or commodity contracts, any mineral related programs or leases or combinations thereof.

         The Fund cannot purchase or hold the securities of any issuer if, to its knowledge, any Trustee, Director or officer of the Fund or its Sub-Adviser individually owns beneficially more than 0.5% of the securities of that issuer and all such Trustees, Directors and officers together own in the aggregate more than 5% of such securities.

         The Fund cannot buy real estate or any non-liquid interests in real estate investment trusts; however, it can buy any securities which it can otherwise buy even though the issuer invests in real estate or has interests in real estate.

2. The Fund does not buy for control.

         The Fund cannot invest for the purpose of exercising control or management of other companies.

3. The Fund does not sell securities it does not own or borrow from brokers to buy securities.

         Thus, it cannot sell short or buy on margin; however, the Fund can make margin deposits in connection with the purchase or sale of options and can pay premiums on these options.

4. The Fund is not an underwriter.

         The Fund cannot engage in the underwriting of securities, that is, the selling of securities for others. Also, it cannot invest in restricted securities. Restricted securities are securities which cannot freely be sold for legal reasons.

5. The Fund has industry investment requirements.

         The Fund cannot buy securities in any one industry if more than 25% of its total assets would then be invested in securities of that industry.

6. The Fund can make loans only by lending securities or entering into repurchase agreements.

         The Fund can lend its portfolio securities and can enter into repurchase agreements but cannot otherwise make loans. The Fund can buy debt securities as described above; this is investing, not making a loan.

7. The Fund can borrow only in limited amounts for special purposes.

         The Fund can borrow from banks for temporary or emergency purposes but only up to 10% of its total assets. It can mortgage or pledge its assets only in connection with such borrowing and only up to the lesser of the amounts borrowed or 5% of the value of its total assets. Interest on borrowings would reduce the Fund's income.

         Except in connection with borrowings, the Fund will not issue senior securities.

         The Fund will not purchase any security while it has any outstanding borrowings which exceed 5% of the value of its total assets.

                             Management of the Fund

The Board of Trustees

         The business and affairs of the Fund are managed under the direction and control of its Board of Trustees. The Board of Trustees has authority over every aspect of the Fund's operations, including the contracts with all other service providers and payments under the Fund's Distribution Plan and Shareholder Services Plan.

         The Fund's sole standing committee is the Audit Committee, consisting of all of the Trustees who are not "interested persons" of the Fund. The Committee, which met once during the last fiscal year, recommends to the Board of Trustees what firm of independent auditors will be selected by the Board of Trustees, reviews the methods, scope and result of audits and the fees charged, and reviews the adequacy of the Fund's internal accounting procedures and controls.


Trustees and Officers

     The following material includes information about each Trustee and officer of the Fund.


                                                                        Number of
                          Positions Held                                Portfolios in
                               with                                     Fund Complex
                               Fund                                     Overseen by
Name, Address(1) and      and Length of    Principal Occupation(s)      Trustee             Other Directorships
Date of Birth               Service(2)     During Past 5 Years                                Held by Trustee

Interested Trustees(3)

Lacy B. Herrmann         Chairman of      Founder and Chairman of the         11      Director or trustee, Pimco
New York, NY             the Board of     Board, Aquila Management                    Advisors VIT, Oppenheimer
(05/12/29)               Trustees and     Corporation, the sponsoring                 Quest Value Funds Group,
                         President        organization and parent of the              Oppenheimer Small Cap Value
                         since 1996       Manager or Administrator and/or             Fund, Oppenheimer Midcap Fund,
                                          Adviser or Sub-Adviser to each              and Oppenheimer Rochester
                                          fund of the Aquilasm Group of               Group of Funds.
                                          Funds,(4) Chairman and Chief
                                          Executive Officer and Manager of
                                          the Manager or Administrator
                                          and/or Adviser or Sub-Adviser to
                                          each since 2003, and Founder,
                                          Chairman of the Board of Trustees
                                          and (currently or until 1998)
                                          President of each since its
                                          establishment, beginning in 1984;
                                          Director of the Distributor since
                                          1981 and formerly Vice President
                                          or Secretary, 1981-1998; Trustee
                                          Emeritus, Brown University and
                                          the Hopkins School; active in
                                          university, school and charitable
                                          organizations.

Non-Interested Trustees

Paul Y. Clinton          Trustee since    Principal, Clinton Management       1      Director or trustee Pimco
Osterville, MA           2002             Associates, a financial and                Advisors VIT, Oppenheimer
and Naples, FL                            venture capital consulting firm.           Quest Value Funds Group,
(02/14/31)                                                                           Oppenheimer Small Cap Value
                                                                                     Fund, Oppenheimer Midcap
                                                                                     Fund, and Oppenheimer
                                                                                     Rochester Group of Funds.

Theodore T. Mason        Trustee since    Executive Director, East Wind Power      5    Trustee, Pimco Advisors VIT.
New York, NY             2002             Partners LTD since 1994 and Louisiana
(11/24/35)                                Power Partners, LLC since 1999;
                                          President, Alumni Association of SUNY
                                          Maritime College since 2002 (First
                                          Vice President, 2000-2001, Second Vice
                                          President, 1998-2000) and director of
                                          the same organization since 1997;
                                          Director, STCM Management Company,
                                          Inc., since 1973; twice national
                                          officer of Naval Reserve Association,
                                          commanding officer of four naval
                                          reserve units and Captain, USNR (Ret);
                                          director, The Navy League of the
                                          United States New York Council since
                                          2002; trustee, The Maritime Industry
                                          Museum at Fort Schuyler and the
                                          Maritime College at Fort Schuyler
                                          Foundation, Inc. since 2000.
Officers

Diana P. Herrmann        Vice President   Vice Chair of Aquila Management        N/A                N/A
New York, NY             since 1997       Corporation, Founder of the Aquilasm
(02/25/58)                                Group of Funds and parent of the
                                          Administrator, since 2004, President
                                          and Chief Operating Officer since
                                          1997, a Director since 1984,
                                          Secretary since 1986 and previously
                                          its Executive Vice President, Senior
                                          Vice President or Vice President,
                                          1986-1997; Vice Chair since 2004
                                          and  President, Chief Operating
                                          Officer and Manager of the
                                          Administrator since 2003; Vice
                                          Chair, President, Senior Vice
                                          President or Executive Vice
                                          President of funds in the Aquilasm
                                          Group of Funds since 1986; Director
                                          of the Distributor since 1997;
                                          trustee, Reserve Money-Market Funds,
                                          1999-2000 and Reserve Private Equity
                                          Series, 1998-2000; active in mutual
                                          fund and trade organizations and in
                                          charitable and volunteer
                                          organizations.

Joseph P. DiMaggio        Chief           Chief Financial Officer of the         N/A                 N/A
New York, NY              Financial       Aquilasm Group of Funds since 2003
(11/06/56)                Officer since   and Treasurer since 2000;
                          2003 and        Controller, Van Eck Global Funds,
                          Treasurer       1993-2000.
                          since 2000

Edward M. W. Hines        Secretary       Partner, Hollyer Brady Smith & Hines   N/A                 N/A
New York, NY              since 1996      LLP, legal counsel to the Fund,
(12/16/39)                                since 1989; Secretary of the
                                          Aquilasm Group of Funds.

John M. Herndon           Assistant       Assistant Secretary of the Aquilasm    N/A                 N/A
New York, NY (12/17/39)   Secretary       Group of Funds since 1995 and Vice
                          since 1996      President of the three Aquila
                                          Money-Market Funds since 1990; Vice
                                          President of the Administrator or
                                          its predecessor and current parent
                                          since 1990.


(1) The mailing address of each Trustee and officer is c/o Aquila Equity Fund, 380 Madison Avenue, New York, NY 10017

(2) Because the Fund does not hold annual meetings, each Trustee holds office for an indeterminate term. The term of office of each officer is one year.

(3) Mr. Herrmann is an interested person of the Fund, as that term is defined in the 1940 Act, as an officer of the Fund and a director, officer and shareholder of the Administrator's corporate parent, as an officer and Manager of the Administrator, and as a shareholder and director of the Distributor.

(4) In this material Pacific Capital Cash Assets Trust, Pacific Capital U.S. Government Securities Cash Assets Trust and Pacific Capital Tax-Free Cash Assets Trust, each of which is a money-market fund, are called the "Aquila Money-Market Funds"; Hawaiian Tax-Free Trust, Tax-Free Trust of Arizona, Tax-Free Trust of Oregon, Tax-Free Fund of Colorado, Churchill Tax-Free Fund of Kentucky, Narragansett Insured Tax-Free Income Fund and Tax-Free Fund For Utah, each of which is a tax-free municipal bond fund, are called the "Aquila Bond Funds"; Aquila Rocky Mountain Equity Fund is an equity fund; considered together, these 11 funds are called the "Aquilasm Group of Funds."


Trustee Compensation


     The Fund does not pay fees to any of the Fund's officers or to Trustees affiliated with the Manager. For its fiscal year ended December 31, 2003, the Fund paid a total of $0 in compensation and reimbursement of expenses to the individuals who were independent Trustees. No other compensation or remuneration of any type, direct or contingent, was paid by the Fund to its Trustees.


     None of such Trustees had or has any pension or retirement benefits from the Fund or any of the other funds in the Aquila group.

Ownership of Securities


     On April 15, 2004 the Administrator held of record 86.473 of the Fund's shares, all of the shares then outstanding.


                     Investment Advisory and Other Services

Information as to the Advisory and Administration Agreement


     The Advisory and Administration Agreement between Aquila Management Corporation, as Adviser and Administrator, and the Fund contains the provisions described below in addition to those described in the Prospectus. The investment advisory portion of the Agreement is no longer in effect.


     Subject to the control of the Fund's Board of Trustees, the Adviser provides all administrative services to the Fund other than those relating to its investment portfolio handled by the Sub-Adviser under the Sub-Advisory Agreement; as part of such duties, the Adviser (i) provides office space, personnel, facilities and equipment for the performance of the following functions and for the maintenance of the Fund's headquarters; (ii) oversees all relationships between the Fund and its transfer agent, custodian, legal counsel, auditors and principal underwriter, including the negotiation, subject to the approval of the Fund's Board of Trustees, of agreements in relation thereto, the supervision and coordination of the performance of such agreements, and the overseeing of all administrative matters which are necessary or desirable for effective operation and for the sale, servicing, or redemption of the Fund's shares; (iii) either keeps the accounting records of the Fund, including the computation of net asset value per share and the dividends (provided that daily pricing of the Fund's portfolio is the responsibility of the Sub-Adviser under the Sub-Advisory Agreement) or, at its expense and responsibility, delegates such duties in whole or in part to a company satisfactory to the Fund; (iv) maintains the Fund's books and records and prepares (or assists counsel and auditors in the preparation of) all required proxy statements, reports to shareholders and Trustees, reports to and other filings with the Securities and Exchange Commission and any other governmental agencies, and tax returns, and oversees the Fund's insurance relationships; (v) prepares, on the Fund's behalf and at its expense, such applications and reports as may be necessary to register or maintain the Fund's registration or that of its shares under the securities or "Blue-Sky" laws of all such jurisdictions as may be required from time to time; and (vi) responds to any inquiries or other communications from shareholders and broker-dealers, or if any such inquiry or communication is more properly to be responded to by the Fund's shareholder servicing and transfer agent or distributor, oversees such shareholder servicing and transfer agent's or distributor's response thereto. Since the Fund pays its own legal and audit expenses, to the extent that the Fund's counsel and accountants prepare or assist in the preparation of prospectuses, proxy statements and reports to shareholders, the costs of such preparation or assistance are paid by the Fund.

         The Advisory and Administration Agreement further provides with respect to advisory services that subject to the direction and control of the Board of Trustees of the Fund, the Adviser shall review with the Sub-Adviser the investment activities of the Fund and in conjunction with the Sub-Adviser shall make such periodic reports to the Board of Trustees of the Fund as may be appropriate, and in addition, the Adviser shall provide such advisory services to the Fund, in addition to those services provided by the Sub-Adviser, as the Adviser deems appropriate; as part of any such services, the Adviser shall at its discretion: (i) provide the Sub-Adviser and the Fund with overall market analysis; (ii) provide the Sub-Adviser and the Fund with material relevant to the investment of the assets of the Fund in securities of issuers in various states; (iii) provide the Sub-Adviser and the Fund such other investment advice as it considers necessary or appropriate; (iv) consult with the Sub-Adviser in connection with the Sub-Adviser's duties under the Sub-Advisory Agreement; and
(v) otherwise assist the Sub-Adviser, and itself directly act (in coordination with the Sub-Adviser and as may be agreed among them with respect to a portion of, or all of, the Fund's portfolio), to (A) supervise continuously the investment program of the Fund and the composition of its portfolio; (B) determine what securities shall be purchased or sold by the Fund; and (C) arrange for the purchase and the sale of securities held in the portfolio of the Fund.

         The Advisory and Administration Agreement further provides with respect to possible advisory services that subject to the direction and control of the Board of Trustees of the Fund, in the event of the termination of the Sub-Advisory Agreement, the Adviser shall act as managerial investment adviser to the Fund with respect to the investment of the Fund's assets, and supervise and arrange the purchase of securities for and the sale of securities held in the portfolio of the Fund, and the fee payable to the Adviser shall be increased to the amount provided in sub-section 4(b) thereof, provided, however, that (i) within two weeks of notice of termination of the Sub-Advisory Agreement being delivered by the Fund or by the Sub-Adviser, or termination of the Sub-Advisory Agreement for any other reason, or within such longer period as shall have been specified by the Board of Trustees, the Adviser shall have provided the Board of Trustees information of the kind required in connection with annual renewal of agreements under Section 15(c) of the Act, and (ii) within thirty days of the termination of the Sub-Advisory Agreement, the assumption of such duties by the Adviser shall have been approved by a vote of the Trust's Board of Trustees, including a vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, with votes cast in person at a meeting called for the purpose of voting on such approval.

         In the event that the Adviser assumes such duties, it shall (i) supervise continuously the investment program of the Fund and the composition of its portfolio; (ii) determine what securities shall be purchased or sold by the Fund; (iii) arrange for the purchase and the sale of securities held in the portfolio of the Fund; and (iv) at its expense provide for pricing of the Fund's portfolio daily using a pricing service or other source of pricing information satisfactory to the Fund and, unless otherwise directed by the Board of Trustees, provide for pricing of the Fund's portfolio at least quarterly using another such source satisfactory to the Fund.

         In the event that the Adviser assumes the duties of managerial investment adviser to the Fund with respect to investment of the Fund's assets following approval by the Fund's Board of Trustees, the Fund shall pay the Adviser, and the Adviser shall accept as full compensation for all services rendered under the Advisory and Administration Agreement, a fee payable monthly and computed on the net asset value of the Fund at the end of each business day at the annual rate of 1.50% of such net asset value on net assets of the Fund up to $15,000,000, 1.20% on net assets of the Fund above $15,000,000 to $50,000,000 and 0.90 of 1% of the Fund's net assets above $50,000,000.

         In the event of termination of the Sub-Advisory Agreement, if the Adviser does not elect to assume the duties of managerial investment adviser or if its election as managerial investment adviser is not approved by the Board of Trustees, the Adviser shall act as acting investment adviser until a new investment adviser has been appointed. In such event, the Fund shall pay the Adviser an amount in addition to the amounts it is being paid for advisory and administrative services as described in the Prospectus, which does not exceed its costs for its services as acting managerial investment adviser, but in no event more that the amounts set forth in the preceding paragraph.

         The Advisory and Administration Agreement contains provisions as to the Adviser's allocation of the portfolio transactions of the Fund similar to those in the Sub-Advisory Agreement.

         The Advisory and Administration Agreement may be terminated at any time without penalty by the Adviser upon sixty days' written notice to the Fund and the Sub-Adviser; it may be terminated by the Fund at any time without penalty upon giving the Adviser sixty days' written notice, provided that such termination by the Fund shall be directed or approved by a vote of a majority of the Trustees in office at the time, including a majority of the Trustees who are not interested persons of the Fund. The Advisory and Administration Agreement will otherwise continue indefinitely. In either case the notice provision may be waived. The Advisory and Administration Agreement contains a provision under which the Adviser agrees that it will not exercise its termination rights for at least two years from the effective date of the Agreement except for regulatory reasons.

         The Advisory and Administration Agreement provides that the Adviser shall not be liable for any error in judgment or for any loss suffered by the Fund in connection with the matters to which the Advisory and Administration Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence of the Adviser in the performance of its duties, or from reckless disregard by it of its obligations and duties under the Advisory and Administration Agreement. The Fund agrees to indemnify the Adviser to the full extent permitted by the Declaration of Trust.

Management Fees

Advisory and Administration Fees

     Under the Advisory and Administration Agreement, the Fund pays fees to the Adviser which are payable monthly and computed on the net asset value of the Fund at the end of each business day at different levels, depending on the net assets of the Fund. The aggregate annual rate of the fees payable with respect to net assets at different levels are set forth in the following table:


Aggregate Annual Rates


Fund Net Assets          Management Fees

Up to $15 million        1.50%

$15 million up to        1.20%
$50 million

Above $50 million        0.90%


         So long as the Fund remains inactive, all such fees will be waived.


     The Adviser may waive all or part of its fees during the early development phase of the Fund. The fees paid by the Fund to the Adviser are higher than those paid by most other investment companies. In authorizing such fees, the Board of Trustees considered a number of factors, including the difficulties of managing a portfolio oriented primarily to the Investment Region, and the expertise with respect to that area possessed by the Adviser.

     The Adviser has agreed that its fees shall be reduced, but not below zero, by an amount equal to the amount, if any, by which the total expenses of the Fund in any fiscal year, exclusive of taxes, interest, and brokerage fees, exceed the most restrictive expense limitation imposed upon the Fund in the states in which shares are then eligible for sale. At the present time none of the states in which the Fund's shares will be sold have any such limitation.


     During the fiscal years ended December 31, 2003 and December 31, 2002, and the fiscal period ended December 31, 2001, the Fund incurred management fees to the Adviser and former Sub-Adviser (investment advisory fees) as follows: Former Adviser Sub-Adviser

December 31, 2003                    0                N/A


December 31, 2002                   $49,794          $43,570
                           waived:  $43,222          $37,820



December 31, 2001                   $74,834          $65,480
                           waived:  $60,530          $51,175


Underwriting Commissions


     During the fiscal years ended December 31, 2003 and December 31, 2002, and the fiscal period ended December 31, 2001, the aggregate dollar amount of sales charges on sales of shares in the Fund was $0, $2,142 and $3,135, respectively, and the amount retained by the Distributor was $0, $4 and $2, respectively.


          In connection with sales of Class A Shares, the Distributor pays a portion of the sales charge on such shares to dealers in the form of discounts and to brokers in the form of agency commissions (together, "Commissions"), in amounts that vary with the size of the sales charge as follows:

                                                               Commissions
                        Sales Charge as                        as
                        Percentage of Public                   Percentage of
Amount of Purchase      Offering Price                         Offering Price

Less than $50,000       4.25%                                   3.75%

$50,000 but less
than $100,000           4.00%                                   3.50%

$100,000 but less
than $250,000           3.50%                                   3.25%

$250,000 but less
than $500,000           2.50%                                   2.25%

$500,000 but less
than $1,000,000         1.50%                                   1.25%



Distribution Plan (None in effect.)


Codes of Ethics

         The Fund, the Adviser, the Sub-Adviser and the Distributor have adopted codes of ethics pursuant to Rule 17j-1 under the 1940 Act. The codes permit personnel of these organizations who are subject to the codes to purchase securities, including the types of securities in which the Fund invests, but only in compliance with the provisions of the codes.

Transfer Agent, Custodian and Auditors


         There is no Transfer Agent.


     The Fund's Custodian, Bank One Trust Company, N.A., 1111 Polaris Parkway, Columbus, Ohio 43240, is responsible for holding the Fund's assets.

         The Fund's auditors, KPMG LLP, 757 Third Avenue, New York, New York, 10017, perform an annual audit of the Fund's financial statements.

                    Brokerage Allocation and Other Practices


         Not applicable as the Fund is inactive and holds only cash.


                                  Capital Stock


         The Fund has only one class of shares outstanding.


         * Front-Payment Class Shares ("Class A Shares") are offered to anyone at net asset value plus a sales charge, paid at the time of purchase, at the maximum rate of 4.25% of the public offering price, with lower rates for larger purchases. Class A Shares are subject to a fee under the Fund's Distribution Plan at the rate of 0.25 of 1% of the average annual net assets represented by the Class A Shares.

         At any meeting of shareholders, shareholders are entitled to one vote for each dollar of net asset value (determined as of the record date for the meeting) per share held (and proportionate fractional votes for fractional dollar amounts). Shareholders will vote on the election of Trustees and on other matters submitted to the vote of shareholders. Shares vote by classes on any matter specifically affecting one or more classes, such as an amendment of an applicable part of the Distribution Plan. No amendment, whether or not affecting the rights of the shareholders, may be made to the Declaration of Trust without the affirmative vote of the holders of a majority of the outstanding shares of the Fund, except that the Fund's Board of Trustees may change the name of the Fund.

         The Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares and to divide or combine the shares into a greater or lesser number of shares without thereby changing the proportionate beneficial interests in the Fund. Each share represents an equal proportionate interest in the Fund with each other share of its class; shares of the respective classes represent proportionate interests in the Fund in accordance with their respective net asset values. Upon liquidation of the Fund, shareholders are entitled to share pro-rata in the net assets of the Fund available for distribution to shareholders, in accordance with the respective net asset values of the shares of each of the Fund's classes at that time. All shares are presently divided into four classes; however, if they deem it advisable and in the best interests of shareholders, the Board of Trustees of the Fund may create additional classes of shares, which may differ from each other as provided in rules and regulations of the Securities and Exchange Commission or by exemptive order. The Board of Trustees may, at its own discretion, create additional series of shares, each of which may have separate assets and liabilities (in which case any such series will have a designation including the word "Series"). Shares are fully paid and non-assessable, except as set forth in the next paragraph; the holders of shares have no pre-emptive or conversion rights, except that Class C Shares automatically convert to Class A Shares after being held for six years.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a trust such as the Fund, may, under certain circumstances, be held personally liable as partners for the obligations of the trust. For shareholder protection, however, an express disclaimer of shareholder liability for acts or obligations of the Fund is contained in the Declaration of Trust, which requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Declaration of Trust does, however, contain an express disclaimer of shareholder liability for acts or obligations of the Fund. The Declaration of Trust provides for indemnification out of the Fund's property of any shareholder held personally liable for the obligations of the Fund. The Declaration of Trust also provides that the Fund shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the Fund and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to the relatively remote circumstances in which the Fund itself would be unable to meet its obligations. In the event the Fund had two or more Series, and if any such Series were to be unable to meet the obligations attributable to it (which, as is the case with the Fund, is relatively remote), the other Series would be subject to such obligations, with a corresponding increase in the risk of the shareholder liability mentioned in the prior sentence.

Share Certificates

         You may obtain Share certificates for full Class A Shares only if you make a written request to the Agent. All share certificates previously issued by the Fund represent Class A Shares. If you lose the certificates, you may incur delay and expense when redeeming shares or having the certificates reissued.

         Share certificates will not be issued:

*    for fractional Class A Shares;

* if you have selected Automatic Investment or Telephone Investment for Class A Shares; or

* if you have selected Expedited Redemption. However, if you specifically request, Class A Share certificates will be issued with a concurrent automatic suspension of Expedited Redemption on your account.

Reinvestment Privilege

         If you reinvest proceeds of redemption within 120 days of a redemption you will not have to pay any additional sales charge on the reinvestment. You must reinvest in the same class as the shares redeemed. You may exercise this privilege only once a year, unless otherwise approved by the Distributor.

         The Distributor will refund to you any CDSC deducted at the time of redemption by adding it to the amount of your reinvestment. The Class C or CDSC Class A Shares purchased upon reinvestment will be deemed to have been outstanding from the date of your original purchase of the redeemed shares, less the period from redemption to reinvestment.

         Reinvestment will not alter the tax consequences of your original redemption.

Computation of Net Asset Value

         The net asset value of the shares of each of the Fund's classes is determined as of 4:00 p.m., New York time, on each day that the New York Stock Exchange is open, by dividing the value of the Fund's net assets allocable to each class by the total number of its shares of such class then outstanding. The close of the principal exchanges or other markets on which some of the Fund's portfolio securities are traded may be later than 4:00 p.m. New York time. Options are valued at the last prior sales price on the principal commodities exchange on which the option is traded or, if there are no sales, at the bid price. Debt securities having a remaining maturity of less than sixty days when purchased and securities originally purchased with maturities in excess of sixty days but which currently have maturities of sixty days or less are valued at cost adjusted for amortization of premiums and accretion of discounts.

         As indicated above, the net asset value per share of the Fund's shares will be determined on each day that the New York Stock Exchange is open. That Exchange annually announces the days on which it will not be open. The most recent announcement indicates that it will not be open on the following days:
New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. However, the Exchange may close on days not included in that announcement.

Reasons for Differences in Public Offering Price

         As described herein and in the Prospectus, there are a number of instances in which the Fund's Class A Shares are sold or issued on a basis other than the maximum public offering price, that is, the net asset value plus the highest sales charge. Some of these relate to lower or eliminated sales charges for larger purchases, whether made at one time or over a period of time as under a Letter of Intent or right of accumulation. (See the table of sales charges in the Prospectus.) The reasons for these quantity discounts are, in general, that
(i) they are traditional and have long been permitted in the industry and are therefore necessary to meet competition as to sales of shares of other funds having such discounts; and (ii) they are designed to avoid an unduly large dollar amount of sales charge on substantial purchases in view of reduced selling expenses. Quantity discounts are made available to certain related persons ("single purchasers") for reasons of family unity and to provide a benefit to tax-exempt plans and organizations.

         The reasons for the other instances in which there are reduced or eliminated sales charges for Class A Shares are as follows. Exchanges at net asset value are permitted because a sales charge has already been paid on the shares exchanged. Sales without sales charge are permitted to Trustees, officers and certain others due to reduced or eliminated selling expenses and/or since such sales may encourage incentive, responsibility and interest and an identification with the aims and policies of the Fund. Limited reinvestments of redemptions of Class A Shares and Class C Shares at no sales charge are permitted to attempt to protect against mistaken or incompletely informed redemption decisions. Shares may be issued at no sales charge in plans of reorganization due to reduced or eliminated sales expenses and since, in some cases, such issuance is exempted in the 1940 Act from the otherwise applicable restrictions as to what sales charge must be imposed. In no case in which there is a reduced or eliminated sales charge are the interests of existing shareholders adversely affected since, in each case, the Fund receives the net asset value per share of all shares sold or issued.

Limitation of Redemptions in Kind

         The Fund has elected to be governed by Rule 18f-1 under the 1940 Act, pursuant to which the Fund is obligated to redeem shares solely in cash up to the lesser of $250,000 or 1 percent of the net asset value of the Fund during any 90-day period for any one shareholder. Should redemptions by any shareholder exceed such limitation, the Fund will have the option of redeeming the excess in cash or in kind. If shares are redeemed in kind, the redeeming shareholder might incur brokerage costs in converting the assets into cash. The method of valuing securities used to make redemptions in kind will be the same as the method of valuing portfolio securities described under "Net Asset Value Per Share" in the Prospectus, and such valuation will be made as of the same time the redemption price is determined.

                           Additional Tax Information

Certain Exchanges

         If you incur a sales commission on a purchase of shares of one mutual fund (the original fund) and then sell such shares or exchange them for shares of a different mutual fund without having held them at least 91 days, you must reduce the tax basis for the shares sold or exchanged to the extent that the standard sales commission charged for acquiring shares in the exchange or later acquiring shares of the original fund or another fund is reduced because of the shareholder's having owned the original fund shares. The effect of the rule is to increase your gain or reduce your loss on the original fund shares. The amount of the basis reduction on the original fund shares, however, is added on the investor's basis for the fund shares acquired in the exchange or later acquired.

Tax Status of the Fund

         During its last fiscal year, the Fund qualified as a "regulated investment company" under the Internal Revenue Code and intends to continue such qualification. A regulated investment company is not liable for federal income taxes on amounts paid by it as dividends and distributions.

         The Code, however, contains a number of complex qualifying tests. Therefore, it is possible, although not likely, that the Fund might not meet one or more of these tests in any particular year. If the Fund fails to qualify, it would be treated for tax purposes as an ordinary corporation. As a consequence, it would receive no tax deduction for payments made to shareholders and would be unable to pay dividends and distributions which would qualify as "capital gains dividends."

Tax Effects of Redemptions

         Normally, when you redeem shares of the Fund you will recognize capital gain or loss measured by the difference between the proceeds received in the redemption and the amount you paid for the shares. If you are required to pay a contingent deferred sales charge at the time of redemption, the amount of that charge will reduce the amount of your gain or increase the amount of your loss as the case may be. Your gain or loss will be long-term if you held the redeemed shares for over one year and short-term if for a year or less. Long-term capital gains are currently taxed at a maximum rate of 20% and short-term gains are currently taxed at ordinary income tax rates.

                                  Underwriters

         The Fund does not offer shares and has no underwriting agreement.

                                   Performance

         The Fund does not quote performance figures.

                               AQUILA EQUITY FUND
                            PART C: OTHER INFORMATION

ITEM 23. Exhibits

         (a) Amended and Restated Declaration of Trust (i)

         (b) By-laws (iv)

         (c) Instruments defining rights of shareholders

                  The Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares and to divide or combine the shares into a greater or lesser number of shares without thereby changing the proportionate beneficial interests in the Fund. Each share represents an equal proportionate interest in the Fund with each other share of its class; shares of the respective classes represent proportionate interests in the Fund in accordance with their respective net asset values. Upon liquidation of the Fund, shareholders are entitled to share pro-rata in the net assets of the Fund available for distribution to shareholders, in accordance with the respective net asset values of the shares of each of the Fund's classes at that time. All shares are presently divided into four classes; however, if they deem it advisable and in the best interests of shareholders, the Board of Trustees of the Fund may create additional classes of shares, which may differ from each other as provided in rules and regulations of the Securities and Exchange Commission or by exemptive order. The Board of Trustees may, at its own discretion, create additional series of shares, each of which may have separate assets and liabilities (in which case any such series will have a designation including the word "Series"). See the Additional Statement for further information about possible additional series. Shares are fully paid and non-assessable, except as set forth under the caption "General Information" in the Additional Statement; the holders of shares have no pre-emptive or conversion rights, except that Class C Shares automatically convert to Class A Shares after being held for six years.

                  At any meeting of shareholders, shareholders are entitled to one vote for each dollar of net asset value (determined as of the record date for the meeting) per share held (and proportionate fractional votes for fractional dollar amounts). Shareholders will vote on the election of Trustees and on other matters submitted to the vote of shareholders. Shares vote by classes on any matter specifically affecting one or more classes, such as an amendment of an applicable part of the Distribution Plan. No amendment may be made to the Declaration of Trust without the affirmative vote of the holders of a majority of the outstanding shares of the Fund except that the Fund's Board of Trustees may change the name of the Fund. The Fund may be terminated (i) upon the sale of its assets to another issuer, or (ii) upon liquidation and distribution of the assets of the Fund, in either case if such action is approved by the vote of the holders of a majority of the outstanding shares of the Fund.


         (d) (i) (a)  Advisory and Administration Agreement (i)

             (i) (b)  Assignment and Assumption Agreement (viii)

         (e) Not applicable

         (f) Not applicable

         (g) Custody Agreement (ii)

         (h) Not applicable

         (i) Not applicable

         (j) Not applicable

         (k) Not applicable

         (l) Not Applicable

         (m) Not Applicable

         (n) Not Applicable

         (o)  Code of Ethics

               (i) Aquila Equity Fund (v)

               (ii) Aquila Investment Management LLC (v)


  (i)  Filed as an exhibit to Registrant's Post-Effective
       Amendment No. 10 under the 1933 Act dated April, 22
       1996 and incorporated herein by reference.

 (ii)  Filed as an exhibit to Registrant's Post-Effective
       Amendment No. 12 under the 1933 Act dated July 30, 1997 and incorporated herein by reference.

 (iii)  Filed as an exhibit to Registrant's Post-Effective
       Amendment No. 13 under the 1933 Act dated July 29, 1998 and incorporated herein by reference.

(iv) Filed as an exhibit to Registrant's Post-Effective Amendment No. 15 dated July 30, 1999 and incorporated herein by reference.

(v) Filed as an exhibit to Registrant's Post-Effective Amendment No. 16 dated July 30, 2000 and incorporated herein by reference.

(vi) Filed as an exhibit to Registrant's Post-Effective Amendment No. 17 dated July 31, 2001 and incorporated herein by reference.

(vii) Filed as an exhibit to Registrant's Post-Effective Amendment No. 18 dated April 24, 2002 and incorporated herein by reference.

(viii) Filed herewith.


ITEM 24. Persons Controlled By Or Under Common Control With
         Registrant

         None

ITEM 25. Indemnification

         Subdivision (c) of Section 12 of Article SEVENTH of Registrant's Amended and Restated Declaration of Trust, is incorporated herein by reference.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers, and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a Trustee, officer, or controlling person of Registrant in the successful defense of any action, suit, or proceeding) is asserted by such Trustee, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 26. Business & Other Connections of Investment Adviser

                  The business and other connections of Aquila Management Corporation, the Fund's Investment Adviser and Administrator is set forth in the prospectus (Part A); the business and other connections of Mr. Lacy B. Herrmann, its controlling shareholder are set forth in the Statement of Additional Information (Part B). For information as to the business, profession, vocation, or employment of a substantial nature of its Directors and officers, reference is made to the Form ADV filed by it under the Investment Advisers Act of 1940.


ITEM 27. Principal Underwriters

         None currently.


ITEM 28. Location of Accounts and Records

         All such accounts, books, and other documents are maintained by the administrator and the custodian, whose addresses appear on the back cover pages of the Prospectus and Statement of Additional Information, and by the fund accounting service of the Registrant, which is Bank of Boston, 150 Royall Street, Canton, Massachusetts 02021.

ITEM 29. Management Services

         Not applicable.

ITEM 30. Undertakings

     (a) The Trust will not resume operations without first filing an appropriate amendment to its registration under the Securities Act of 1933 and the Investment Company Act of 1940, which amendment shall become effective under Rule 485(a).

                                   SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 29th day of April, 2004.


                              AQUILA EQUITY FUND
                                    (Registrant)


                                   /s/ Lacy B. Herrmann
                              By____________________________
                                 Lacy B. Herrmann, President
                                  and Chairman of the Board

                               AQUILA EQUITY FUND
                                  Exhibit List

(d) (i) (b)  Assignment and Assumption Agreement